Exhibit 3(ii) to Eastman Chemical Company Current Report on Form 8-K Dated May 7, 2009 – Text of Amendments to Bylaws

 EASTMAN CHEMICAL COMPANY BYLAWS

SECTION I

Capital Stock

Section 1.1.  Certificates.  Every holder of stock in the Corporation shall be entitled to have a certificate signed in the name of the Corporation by the Chairman of the Board of Directors, the Chief Executive Officer, or the Vice Chairman or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation certifying the number of shares in the Corporation owned by such holder.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

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SECTION II

Meetings of Stockholders

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Section 2.6.  Organization and Procedure.  (a) The Chairman of the Board, the Chief Executive Officer, or such other officer of the Corporation designated by a majority of the directors that the Corporation would have if there were no vacancies on the Board of Directors (the “Whole Board”), will call meetings of the stockholders to order and will act as presiding officer thereof.  Unless otherwise determined prior to the meeting by a majority of the Whole Board, the presiding officer of the meeting of the stockholders will have the right and the authority to determine and maintain the rules, regulations and procedures for the proper conduct of the meeting, including, without limitation, restricting entry to the meeting after it has commenced, maintaining order and the safety of those in attendance, opening and closing the polls for voting, dismissing business or proposals not properly submitted, limiting the time allowed for discussion of the business of the meeting, restricting the persons (other than stockholders of the Corporation or their duly appointed proxies) that may attend the meeting, and ascertaining whether any stockholder or proxy holder may be excluded from the meeting based upon any determination by the presiding officer, in his or her sole discretion, that the stockholder or proxy holder is unduly disruptive or is likely to disrupt the meeting.  The Secretary of the Corporation shall act as secretary, but in the absence of the Secretary, the presiding officer may appoint a secretary.

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SECTION VII

Miscellaneous
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Section 7.3.  Voting of Stock Owned by the Corporation.  Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, the Vice Chairman, any Vice President or such officers or employees or agents as the Board of Directors or any of such designated officers may direct.  Any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and powers incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present.  The Board of Directors may from time to time confer like powers upon any other person or persons.

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